SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
_____________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 5, 2004 (August 3, 2004)

VitalStream Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	0-17020	87-0429944

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Jenner, Suite 100, Irvine, California		92618

(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code		(949) 743-2000

(Former Name or Former Address, if Changed Since Last Report)

Item 12.           Results of Operation and Financial Condition.

             On August 3, 2004, VitalStream Holdings, Inc. issued a press release announcing its financial results for the quarter ended June 30, 2004. The text of the press release is set forth beginning on the following page.

VitalStream Holdings Reports Record Quarterly and Year-to-Date Revenue

36% Revenue Increase in Q2, 24% Revenue Increase YTD

             IRVINE, Calif., Aug. 3 /PRNewswire-FirstCall/ -- VitalStream(R) Holdings Inc. (OTC Bulletin Board: VSTH), the parent company of VitalStream, Inc., a global provider of integrated content delivery and streaming media services, today announced record revenue for the three and six month periods ended June 30, 2004.

             Revenue for the quarter ended June 30, 2004 was $2,302,000, a 36% increase over the second quarter 2003 and a 16% sequential increase over the first quarter 2004. Revenue for the six months ended June 30, 2004 was $4,293,000, a 24% increase over the six months ended June 30, 2003.

             Recent customer wins include Ackerman McQueen, Loyola Marymount University, RadioShack Corporation and Trilogy Capital Partners, Inc.

             The net loss for the quarter ended June 30, 2004 was $647,000, or $0.02 per share compared to a net loss of $256,000, or $0.01 per share for the quarter ended June 30, 2003. The net loss for the six months ended June 30, 2004 was $860,000, or $0.03 per share compared to a net loss of $423,000, or $0.01 per share for the six months ended June 30, 2003. Included in the net loss for the second quarter and first six months of 2004 were a $303,000 non-cash compensation expense related to a severance agreement as well as $231,000 of interest expense comprised of interest and conversion costs related to the conversion of the notes payable to common stock during the quarter. Excluding these non-recurring items, the net loss for the quarter and the six months ended June 30, 2004 would have been $113,000 and $326,000, respectively.

             As noted in a Company release on June 16, 2004, the Company completed a financing transaction with institutional investors generating gross proceeds of $11 million. Under the financing, VitalStream issued approximately 18.1 million shares of common stock, as well as warrants to purchase an additional approximately 5.4 million shares of common stock. As a result of this transaction, VitalStream's cash position increased to $10.3 million during the second quarter. Simultaneously, with the closing of the financing transaction, VitalStream executed a conversion agreement whereby Dolphin Equity Partners, the holder of the outstanding $1.1 million of Amended and Restated Convertible Promissory Notes, and the holders of all of the Company's outstanding shares of 2003 Series A Preferred Stock agreed to convert these holdings into 5.5 million and 3.8 million shares of common stock, respectively. As a result of these transactions, outstanding shares of common stock increased to approximately 60 million and shareholders' equity increased to $12.1 million during the second quarter of 2004.

             "Our strong revenue growth and solid operating performance during the quarter demonstrate the value of our technology offerings and growing presence in the market," said Paul Summers, president and chief executive officer of VitalStream, Inc. "Our continued focus on enterprise and media customers further positions VitalStream to be a leader in the delivery of rich media in the CDN marketplace. In addition, the financing transaction, and the related conversion of the notes and 2003 Series A Preferred Stock into common shares significantly strengthened our balance sheet and has greatly simplified our capital structure, while enabling VitalStream to meet the shareholders' equity requirements for possible listing on the Nasdaq SmallCap Market or other exchange," he added.

FINANCIAL SUMMARY (Unaudited) (all numbers in 000's, except per share data)

Statement of Operations

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003

	(all numbers in 000's)

Revenues	$2,302	$1,698	$4,293	$3,450

Cost of Revenue	895	731	1,735	1,513

Gross profit	1,407	967	2,558	1,937

Research & development	96	86	199	171
Sales & marketing	673	471	1,265	948
General & administrative	665	685	1,270	1,214
Stock based compensation	303	--	303	--

Operating loss	(330)	(275)	(479)	(396)

Interest expense, net	(301)	(38)	(352)	(71)
Other income (expense) including taxes	(16)	57	(29)	44

Net loss	$(647)	$(256)	$(860)	$(423)

Loss per share (less preferred dividends)	$(0.02)	$(0.01)	$(0.03)	$(0.01)

Weighted average shares outstanding	37,014	29,010	34,564	28,240

			June 30, 2004	December 31, 2003
Balance Sheet

Cash			$10,255	$773
All other assets			4,818	3,882
Total Assets			$15,073	$4,655

Total Liabilities			$3,019	$3,182
Total Shareholders' Equity			12,054	1,473
Total Liabilities and Shareholders' Equity			$15,073	$4,655

Adjusted EBITDA

             Adjusted EBITDA for the quarter ended June 30, 2004 was positive $222,000 compared to negative $71,000 during the comparable period last year. Reconciliation of net loss to Adjusted EBITDA is as follows:

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003

	(all numbers in 000's)

Net loss	$(647)	$(256)	$(860)	$(423)
Depreciation and amortization	265	144	458	281
Interest expense, net	301	38	352	71
Non-cash stock compensation	303	--	303	--
Income tax expense	--	3	3	3

Net loss	$222	$(71)	$256	$(68)

Use of Non-GAAP Financial Measures

             VitalStream defines Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation, amortization, and stock-based compensation. Adjusted EBITDA is not a measure used in financial statements reported in accordance with generally accepted accounting principles, does not represent funds available for discretionary use and is not intended to represent cash flow from operations as measured under generally accepted accounting principles. Adjusted EBITDA should not be considered as an alternative to net loss or net cash used in operating activities. VitalStream's calculation of Adjusted EBITDA may not be comparable to the computation of similarly titled measures of other companies.

             VitalStream's management uses Adjusted EBITDA as a measure of its operating performance. In addition, VitalStream believes that Adjusted EBITDA may be useful to existing and potential creditors of VitalStream, and to analysts and investors that follow VitalStream's performance, because it is one measure of the income generated that is available to service any outstanding debt.

About VitalStream, Inc.

             VitalStream, Inc., a wholly-owned subsidiary of VitalStream Holdings, Inc. (OTC Bulletin Board: VSTH), is a global provider of integrated content delivery services that enable businesses to broadcast their digital media and communications to worldwide audiences via the Internet. The Company provides complete solutions, including audio and video streaming, live event broadcasting, media asset management, integrated web hosting and consulting services, that seamlessly integrate with today's leading streaming media technologies. To ensure a worldwide reach, VitalStream engineered its award-winning content delivery network certified for quality delivery in the United States, Europe and Asia. For more information, call 800-254-7554 or visit www.vitalstream.com.

Forward-Looking Statements

             This news release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing future financial and operating results of the Company. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: the risk that the Company's revenue may decrease on a quarter over quarter basis because of a slower than projected growth in the demand for digital broadcast and streaming services, the risks that the Company's existing customers may cease to use the Company's services and/or may not use the Company's services at the projected rate, uncertainties regarding the future demand for the Company's products and services generally, the inability of the Company to compete or the competitive advantage of companies that compete or may compete in our markets, the risk that the Company's operational efficiency may not continue to improve, the risk that the Company may be unable to obtain capital necessary to continue operations and fuel growth, the risk that the Company may experience technical or security problems that injure its business or increase its operating costs, and/or uncertainties regarding our ability to pursue our proposed business strategy. More detailed information about these factors and others is set forth in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Such forward-looking statements speak only as of the date of this release. The Company is under no obligation (and expressly disclaims any obligation) to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

             VitalStream is a registered trademark of VitalStream Inc. All other trademarks are property of their respective holders.

             For further information, please contact: Investor Relations, Mark Belzowski of VitalStream, Inc., +1-949-743-2000, ir@vitalstream.com; or Neal Rosen of Kalt Rosen & Co. LLC, +1-415-397-2686, rosen@krc-ir.com, for VitalStream, Inc.

SOURCE VitalStream Holdings Inc.

             -0- 08/03/2004

             /CONTACT: Investor Relations, Mark Belzowski of VitalStream, Inc.,+1-949-743-2000, ir@vitalstream.com; or Neal Rosen of Kalt Rosen & Co. LLC, +1-415-397-2686, rosen@krc-ir.com, for VitalStream, Inc./

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SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

VitalStream Holdings, Inc.

Date: August 5, 2004	By:	/s/ Mark Z. Belzowski

Mark Z. Belzowski Chief Financial Officer